[LOGO] ZARLINK                                                      NEWS RELEASE
       SEMICONDUCTOR

Zarlink Semiconductor Appoints Nokia's Kari-Pekka Wilska to the Board of
Directors

OTTAWA, CANADA, November 29, 2004 - Zarlink Semiconductor (NYSE/TSX:ZL), today announced that Kari-Pekka ("K-P") Wilska, President of Nokia Inc. (Nokia Americas), has been appointed to its Board of Directors.

      Mr. Wilska is Nokia's senior executive in the Americas and is responsible for all business operations, including research and development, OEM alliances, and wireless data. In addition, he oversees manufacturing, logistics, sales and marketing activities for Nokia Mobile Phones in North and South America.

      Mr. Wilska has held numerous senior management and marketing positions within Nokia since joining the company in 1973. He has served in executive posts with Nokia Cellular Systems, Nokia Telecommunications, Kinex Corp. and Mobira Oy.

      Currently, Mr. Wilska is on the Executive Committee of the Cellular Telecommunications & Internet Association (CTIA), the Board of Directors of the CTIA Wireless Foundation, and the Board of SpectraSite Communications Inc.

      "Mr. Wilska is one of the cellular industry's true pioneers, and has been a driving force in Nokia's rise to its position as the largest wireless supplier in the world," said Dr. Henry Simon, Chairman of the Board, Zarlink Semiconductor. "He is a seasoned executive with experience in all aspects of the cellular industry, from manufacturing and sales to alliances and R&D, and he understands the trends that impact technology companies. We will clearly gain from Mr. Wilska's presence on our Board."

      Zarlink also announced that Dr. Semir D. Sirazi has resigned from the Board of Directors. Mr. Sirazi joined the Board in September 1999 and served continuously on the Audit Committee.

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      "We would like to thank Dr. Sirazi for the valued work he has done in helping improve Zarlink's corporate governance processes, particularly during a period when auditing practices and issues have become far more important to our stakeholders," said Dr. Simon.

About Zarlink Semiconductor

      For almost 30 years, Zarlink Semiconductor has delivered semiconductor solutions that drive the capabilities of voice, enterprise, broadband and wireless communications. The Company's success is built on its technology strengths, including voice and data networks, consumer and ultra low-power communications, and high-performance analog. For more information, visit www.zarlink.com.

      Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

Zarlink, and the Zarlink Semiconductor logo are trademarks of Zarlink Semiconductor Inc.

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For further information:

Michael Salter                              Mike McGinn
Corporate Communications                    Investor Relations
613 270-7115                                613 270-7210
michael.salter@zarlink.com                  mike.mcginn@zarlink.com